Exhibit 10.4

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

1)	All director annual retainer and applicable fees will be paid in the form of a grant of Restricted Stock Units (“RSUs”) pursuant to the Company’s 2004 Performance Incentive Plan (the “Plan”).

2)	RSUs will be payable in three equal annual installments beginning on the first anniversary of the grant date but will be payable in full on the earlier of (i) the date the applicable Director ceases to be a Director of the Company or (ii) a Change in Control (as defined in the Plan).

3)	Directors have the option to defer payment of any installment to the later of (i) the date the applicable Director ceases to be a Director of the Company or (ii) such other deferral period as may be required by Internal Revenue Code Section 409A.

4)	Dividend equivalents on the awards are deferred (credited with interest quarterly at the same rate as five-year U.S. government bonds) and paid out at the same time the corresponding portion of the award vests.

5)	The Company shall make payment upon vesting of the RSUs in Company common stock.

6)	The schedule of fees is as follows:

Base Fee:
Director annual retainer	$220,000
Additional Fees:
Chairman of the Board	$150,000
Chairman of Audit Committee	$35,000
Chairs of other Committees	$20,000
Audit Committee member other than Chairman	$20,000

Approved by the Board of Directors on May 21, 2009